                                                                   EXHIBIT 10.24

                              VIGNETTE CORPORATION
                          NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the Common Stock of Vignette Corporation (the "Corporation"):

    Name of Optionee:                  Jeanne Urich

    Total Number of Shares:            1,000,000

    Type of Option:                    Nonstatutory Stock Option

    Exercise Price Per Share:          $2.8200

    Date of Grant:                     February 22, 2002

    Vesting Commencement Date:         February 13, 2002

    Vesting Schedule: This option becomes exercisable in equal increments. The first 6.25% of the Shares subject to this option shall become exercisable when you complete three (3) months of Service from the Vesting Commencement Date. An additional 6.25% of the Shares subject to this option shall become exercisable when you complete each quarter of Service thereafter.

    Expiration                         Date: 8 years from Grant Date; however,
                                       this option will expire earlier if your
                                       Service terminates earlier, as described in the Stock Option Agreement.

Nothing in this Notice or in the Stock Option Agreement shall confer upon you any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Corporation (or any parent or subsidiary employing or retaining you), which rights are hereby expressly reserved by each, to terminate your Service at any time for any reason, with or without cause.

You further agree that the Corporation may deliver by email all documents relating this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a web site, it will notify you by email.

By accepting this option, you and the Corporation agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document.

OPTIONEE:                              VIGNETTE CORPORATION

                                       By:
---------------------------------         -----------------------------------

                                       Title:
                                             --------------------------------

                              VIGNETTE CORPORATION
                             STOCK OPTION AGREEMENT

Tax Treatment       This option is intended to be an incentive stock option
                    under section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Corporation or a parent or subsidiary of the Corporation ("Service") has terminated for any reason. In addition, this option becomes exercisable in full if your Service terminates because of death.

                    This option will in no event become exercisable for additional shares after your service as an employee, consultant or outside director of the Corporation or a parent or subsidiary of the Corporation ("Service") has terminated for any reason. It is intended that the exercise schedule for this option is commensurate with a full-time work schedule. For possible adjustments that may be made by the Corporation, see the Section below entitled "Leaves of Absence and Part-Time Work."

Change in Control   In the event of a Change in Control, then the vesting of
                    this option will automatically accelerate so that this option will immediately before the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, this option will not so accelerate if and to the extent this option is, in connection with the Change in Control, either to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent).
                    The determination of option comparability will be made by the Corporation's Board of Directors, and its determination will be final, binding and conclusive.

                    Change in Control is defined in the Corporation's 1999 Equity Incentive Plan.

Involuntary         If the option is assumed by the successor corporation (or
Termination         its parent) and you experience an Involuntary Termination
                    within eighteen months following a Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

                    An Involuntary Termination means the termination of your Service by reason of: your involuntary dismissal or discharge by the Corporation for reasons other than Misconduct (as defined below), neglect of duties, any breach of an agreement between you and the Corporation or of any Corporation policy, or any act or omission involving moral turpitude, or (b) your voluntary resignation following (1) a change in your position with the Corporation which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) by more than 15% or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without your consent.

Term This option expires in any event at the close of business at Corporation headquarters on the day before the 8th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It may expire earlier if your Service terminates, as described above.)

Regular             If your Service terminates for any reason except death,
Termination         Misconduct, Permanent Disability or a termination by the
                    Corporation without Cause, then this option will expire at the close of business at Corporation headquarters on the date three (3) months after your termination date. If your Service is terminated by the Corporation without Cause, then this option will expire at the close of business at Corporation headquarters on the date six (6) months after your termination date. The Corporation determines when your Service terminates for this purpose.

                    However, the six (6) month time period provided for exercising your vested options will not apply unless you sign a general release of claims (in a form prescribed by the Corporation) of all known and unknown claims that you may then have against the Corporation or persons affiliated with the Corporation. The benefit of the extension of this option, together with the severance benefits provided in your offer letter dated January 18, 2002 shall be the only consideration for such a release. For purposes of this provision, "Cause" means misconduct, neglect of duties, any breach of an agreement between you and the Corporation, or any act or omission involving moral turpitude.

Death If you die while this option is outstanding, then this option will expire at the close of business at Corporation headquarters on the date 12 months after the date of death.

Disability          If your Service terminates because of your Permanent
                    Disability, then this option will expire at the close of business at Corporation headquarters on the date 12 months after your termination date.

                    For all purposes under this Agreement, "Permanent Disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence   For purposes of this option, your Service does not terminate
and Part-Time       when you go on a military leave, a sick leave or another
Work                bona fide leave of absence, if the leave was approved by the
                    Corporation in writing. Your Service terminates when the approved leave ends, unless you immediately return to active work.

                    If you go on a leave of absence that lasts or is expected to last seven days or longer, then this option shall not become exercisable for any additional shares and vesting will be suspended during the leave to the extent provided for in the Corporation's leave policy. Upon your return to active work, vesting will resume; however, unless otherwise provided in the Corporation's leave policy, you will not receive credit for any vesting during the period of your leave.

                    If you and the Corporation agree to a reduction in your scheduled work hours, then the Corporation reserves the right to modify the rate at which this option becomes exercisable or vests, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Corporation's policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Corporation pertaining to your reduced work schedule.

                    The Corporation shall not be required to adjust the exercise or vesting schedule of any option pursuant to this subsection.

Misconduct          If your Service terminates for Misconduct, then this option will terminate immediately and cease to be outstanding.
                    "Misconduct" includes fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Corporation or a parent or subsidiary of the Corporation.

Restrictions on     The Corporation will not permit you to exercise this option
Exercise            if the issuance of shares at that time would violate any
                    law, regulation or corporate policy.

Notice of Exercise  When you wish to exercise this option, you must notify the
                    Corporation by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Corporation receives it.

                    If someone else wants to exercise this option after your death, that person must prove to the Corporation's satisfaction that he or she is entitled to do so. Furthermore, in no event shall the Corporation's request for satisfactory documentation in connection with an option exercise extend the option's expiration date beyond the time period specified in the above section entitled "Death."

Form of Payment     When you submit your notice of exercise, you must include
                    payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

                    o Your personal check, a cashier's check or a money order.

                    o Certificates for shares of Corporation stock that you own, along with any forms needed to effect a transfer of those shares to the Corporation. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Corporation stock, you may attest to the ownership of those shares on a form provided by the Corporation and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Corporation stock in payment of the exercise price if your action would cause the Corporation to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                    o Irrevocable directions to a securities broker approved by the Corporation to sell all or part of your option shares and to deliver to the Corporation from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Corporation. However, payment pursuant to this procedure shall not be permitted if such payment would violate applicable law or a policy of the Corporation.

                    o Irrevocable directions to a securities broker or lender approved by the Corporation to pledge option shares as security for a loan and to deliver to the Corporation from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by the Corporation. However, payment pursuant to this procedure shall not be permitted if such payment would violate applicable law or a policy of the Corporation.

Withholding         You will not be allowed to exercise this option unless you
Taxes and Stock     make arrangements acceptable to the Corporation to pay any
Withholding         withholding taxes that may be due as a result of the option exercise. With the Corporation's consent, these arrangements may include withholding shares of Corporation stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on     You agree not to sell any option shares at a time when
Resale              applicable laws, regulations, Corporation trading policies
                    (including the Corporation's Insider Trading Policy, a copy of which can be found on the Corporation's intranet) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Corporation may specify.

Transfer of         In general, only you may exercise this option prior to your
Option              death. You may not transfer or assign this option, except as provided below. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or in a beneficiary designation.

                    Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your former spouse, nor is the Corporation obligated to recognize your former spouse's interest in your option in any other way.

                    If another person wants to exercise this option after it has been transferred to him or her, including a transfer upon your death, that person must prove to the Corporation's satisfaction that he or she is entitled to exercise this option. That person must also complete the proper "Notice of Exercise" form (as described above) and pay the exercise price (as described below).

Retention Rights    Your option or this Agreement does not give you the right to be retained by the Corporation or a subsidiary of the Corporation in any capacity. The Corporation and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder         You, or your estate or heirs, have no rights as a
Rights              stockholder of the Corporation until you have exercised this option by giving the required notice to the Corporation and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option.

Adjustments         In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the terms and conditions specified in Section
                    11.1 of the Corporation's 1999 Equity Incentive Plan.

Applicable          Law This Agreement will be interpreted and enforced with
                    respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

Other Agreements This Agreement constitutes the entire understanding between you and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

   BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS
                        AND CONDITIONS DESCRIBED ABOVE.